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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Summit Technology, Inc. (the "Company") on Form S-3 of our report related to the consolidated financial statements of Autonomous Technologies Corporation and subsidiary, dated February 22, 1999, except for Note 13, as to which the date is March 16, 1999, appearing in the Annual Report on Form 10-K of Autonomous Technologies Corporation incorporated by reference in the Company's Current Report on Form 8-K dated July 19, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Orlando, Florida
July 19, 1999